Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

BioXcel Therapeutics, Inc.

New Haven, CT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 12, 2021, relating to the financial statements of BioXcel Therapeutics, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ BDO USA, LLP

Stamford, CT

August 16, 2022